Exhibit 99.1

Collegium Announces Settlement with Teva Resolving Xtampza® ER Patent Litigation

STOUGHTON, Mass., September 30, 2020 -- Collegium Pharmaceutical, Inc. (Nasdaq: COLL), a specialty pharmaceutical company committed to being the leader in responsible pain management, today announced that it has reached a settlement agreement with Teva Pharmaceuticals USA, Inc. (Teva) that resolves patent litigation brought in response to Teva’s Abbreviated New Drug Application (ANDA), seeking approval to market a generic version of Xtampza ER prior to the expiration of Collegium’s applicable patents.

Pursuant to the terms of the settlement, which is subject to review by the U.S. Federal Trade Commission and the U.S. Department of Justice, Collegium will grant Teva a license to market its generic version of Xtampza ER in the United States beginning on or after September 2, 2033 (subject to U.S. FDA approval, and acceleration under certain circumstances). As a result of the settlement, Teva has agreed to a consent judgment confirming that its proposed generic products infringe Collegium’s asserted patents and that those patents are valid and enforceable with respect to Teva’s proposed generic products. Additional details regarding the settlement are confidential.

“As a company committed to being the leader in responsible pain management, we seek to deliver scientific innovation through differentiated products for people suffering from pain. We are pleased with the outcome of the ANDA settlement with Teva because it highlights the value of that innovation in the context of the Xtampza ER franchise,” said Shirley Kuhlmann, Executive Vice President and General Counsel of Collegium. “The resolution of this litigation reinforces the strength of Collegium’s intellectual property portfolio, which includes 19 Orange Book-listed patents covering Xtampza ER with expiries through 2036, and our commitment to innovation in responsible pain management.”

About Collegium Pharmaceutical, Inc.

Collegium is a specialty pharmaceutical company committed to being the leader in responsible pain management. Collegium’s headquarters are located in Stoughton, Massachusetts. For more information, please visit the company’s website at www.collegiumpharma.com.

Contact:

Alex Dasalla

adasalla@collegiumpharma.com